Exhibit 99.1

Xspand Products Lab Announces Closing of Edison Nation, LLC Acquisition

Management to Host Virtual Webinar on September 17th at 4:30 p.m. Eastern Time to Provide a Corporate Update and Present an Overview of the Business Model

PHILLIPSBURG, N.J., September 5, 2018 — Xspand Products Lab, Inc. (“Xspand”) (the “Company”), a full-service product development company, has closed the previously announced acquisition of the Company’s strategic partner, Edison Nation LLC (“Edison Nation”), for total consideration of $950,000 and 990,000 shares of common stock.

Edison Nation is a consumer product development consulting firm that helps independent innovators commercialize their ideas and inventions, leveraging its proprietary lead-generation platform. Using this business model, Edison Nation offers a capital-lite, high-reward process that accelerates product development timelines and significantly reduces research and development expenses.

To-date, Edison Nation has invested over $11.0 million in its proprietary platform, which aggregates innovation from its established user base of hundreds of thousands of innovators from over 200 countries. The Edison Nation community has generated over 100,000 idea submissions, resulting in over $250 million in retail sales to date. Edison Nation has partnered with companies such as Amazon, Bed Bath & Beyond, Walmart, Rite Aid, P&G, BLACK+DECKER and many more to launch over 300 innovation searches.

Click here for a brief video interview discussing the recently closed acquisition with Chris Ferguson, Founder and CEO of Xspand Products Lab, and Louis Foreman, Founder and CEO of Edison Nation.

“We are pleased to announce the closing of the acquisition of Edison Nation,” said Chris Ferguson, Chief Executive Officer of Xspand Products Lab. “Edison Nation is the leader in crowdsourced innovation, which will enable us to fully leverage our established operating infrastructure to form a true full-service product development platform, creating value for both innovators and our shareholders alike. I remain fully confident in the ability of our combined company to become a driving force behind the next wave of internationally recognized products. We look forward to providing further updates and an overview of our business model on our virtual corporate update webinar on September 17th,” concluded Ferguson.

Corporate Update Webinar

Xspand’s management will host a virtual webinar on Monday, September 17, 2018 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).

Management will address the closing of the Edison Nation, LLC acquisition, as well as present an overview of the business model, growth initiatives and key milestones. The call will be accompanied by a presentation which can be accessed via the webcast link below.

Chris Ferguson, CEO, will host the call followed by a question and answer session. To access the call, please use the following information:

Date: Monday, September 17, 2018

Time: 4:30 p.m. Eastern time

Dial-in: 1-800-289-0438

International Dial-in: 1-323-794-2423

Conference Code: 1612194

Webcast: http://public.viavid.com/index.php?id=131185

A telephone replay will be available approximately two hours after the call and will run through October 17, 2018 by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 1612194.

About Edison Nation, LLC

Since 2008, Edison Nation has been the go-to resource for independent innovators with great consumer product invention ideas. The company is the only innovation partner with multiple commercialization channels to bring new product ideas – from sketches, to proof of concept prototypes and late-stage inventions – to consumers worldwide. The community platform has generated hundreds of millions at retail. The company is committed to bringing new consumer innovation to market through its secure and proprietary platform found at www.EdisonNation.com.

About Xspand Products Lab, Inc.

Xspand Products Lab, Inc. is a vertically integrated and full-service product development and manufacturing company, including design, sales, fulfillment and shipping. Xspand's model is to provide a risk mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.xspandproductslab.com.

Safe Harbor

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing Xspand’s views as of any subsequent date. Such forward-looking statements are based on information available to Xspand as of the date of this release and involve a number of risks and uncertainties, some beyond Xspand’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for Xspand’s products, any difficulty in marketing Xspand’s products in global markets, competition in the market for consumer products, any inability to raise capital to fund operations and service Xspand’s debt. Additional information that could lead to material changes in Xspand’s performance is contained in its filings with the SEC. Xspand is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Greg Falesnik

Managing Director

MZ North America

Direct: 949-385-6449

XSPL@mzgroup.us